Exhibit 10.31
FORM OF AMENDED AND RESTATED SEPARATION PAY AGREEMENT
     THIS AMENDED AND RESTATED SEPARATION PAY AGREEMENT (this “Agreement”), entered into as of                     , is made and entered into between Zix Corporation, a Texas corporation (the “Company”), and                     (“Employee”) and amends, restates, and supersedes that certain separation pay agreement between the parties, dated                     .
     WHEREAS, Employee is currently employed by the Company or a company controlled by, controlling, or under common control with, the Company (“Company Affiliate”);
     WHEREAS, Employee is willing to continue working for the Company or Company Affiliate, as applicable, on an “at-will” basis;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:
1. Termination Without Cause Payment/COBRA. If the Employee’s employment with the Company or the employing Company Affiliate, as applicable, is terminated by the Company or the employing Company Affiliate other than “for cause” (as defined below), then, subject to receiving a release reasonably satisfactory to the Company relating to employment matters within 60 days of the employment separation date as described in Section 2, the Company shall pay to Employee an amount equal to six (6) months of base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Termination Without Cause Payment”). Notwithstanding the preceding sentence, however, the parties acknowledge and agree that if (i) a material portion of the Company’s e-prescribing line of business, the Company’s email encryption line of business, or any other material line of business is sold, leased, licensed, or otherwise transferred for value (the “Transfer”) to a non-Affiliate (“Non-Affiliated Transferee”) and (ii) in connection with such Transfer (a) the Company involuntarily terminates the Employee’s employment with the Company or the employing Company Affiliate, and (b) the Employee accepts employment with the Non-Affiliated Transferee or one of its affiliates, then the Employee shall forfeit the Termination Without Cause Payment unless the Company agrees in writing as of the date of the acceptance of such employment that the Employee is entitled to receive such payment. The Termination Without Cause Payment shall be paid as provided in Section 2 below.
     Furthermore, as an additional component of the Termination Without Cause Payment, if Employee elects to continue health and/or dental insurance coverage pursuant to the “COBRA” rules and regulations, then, subject to receiving a release reasonably satisfactory to the Company relating to employment matters within 60 days of the employment separation date as described in Section 2, the Company shall pay the insurance premiums directly to the insurer on Employee’s behalf for a period of six months.

          For purposes of this Agreement, “for cause” shall mean any of the following shall have occurred: (a) the conviction of Employee or a plea of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony; (b) the intentional and continued failure by Employee to substantially perform Employee’s employment duties, such intentional action involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company or employing Company Affiliate, as applicable, that specifically identifies the manner in which the Company or the employing Company Affiliate, as applicable, believes Employee has not substantially performed Employee’s duties and that is not cured within five business days after the notice thereof to Employee; (c) the intentional engaging by Employee in misconduct that is materially injurious to the Company or the employing Company Affiliate, as applicable; (d) the commission of acts by Employee of moral turpitude that are injurious to the Company or employing Company Affiliate, as applicable; (e) a breach by Employee of the “confidentiality and invention” agreement between the Employee and the Company or employing Company Affiliate, as applicable; (f) a breach by Employee of the provisions (typically paragraph 10) of the option agreement(s) between the Company and Employee (relating to non-solicitation and non-competition); or (g) a breach by Employee of the Company’s “Code of Conduct,” including the “Code of Ethics for Senior Officers,” as currently in effect or as amended from time-to-time. To terminate Employee’s employment other than “for cause,” the Company or the employing Company Affiliate, as applicable, shall give Employee a written notice of termination setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. Such notice shall be effective upon receipt.
2. Mode of Payment; Acceptance. The Termination Without Cause Payment consisting of the Employee’s base salary shall be paid in cash and in six monthly increments (less applicable withholdings for taxes and other withholdings required by applicable law and any amounts owed by Employee to Company or the employing Company Affiliate, as applicable) with payments commencing no later than 60 days following such termination, subject to the Company’s receipt of a release in a form reasonably satisfactory to the Company relating to employment matters. The Company will provide the form release to Employee within 5 days of the date of the event giving rise to the payment. If the Company does not receive such release within this 60 day period, the Employee shall forfeit the Termination Without Cause Payment and COBRA premium payments described in Section 1. Alternatively, the Company may, in the Company’s sole discretion, make the payment by depositing in the Employee’s stock brokerage account publicly registered shares of the Company’s common stock valued at 104% of the Termination Without Cause Payment, using the closing price of the Company’s common stock on the business day of deposit. The Company’s obligation to pay the Termination Without Cause Payment shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment, although the Company may offset against the Termination Without Cause Payment if Employee violates any post-employment covenants or legal obligations binding on the Employee. Acceptance by Employee of the Termination Without Cause Payment shall constitute a release by Employee of the Company and all Company Affiliates and their respective shareholders, officers, employees, directors and other agents from all claims arising out of, relating to, or in connection with Employee’s employment with, or separation from employment with, the Company or the employing Company Affiliate.

3. Miscellaneous.
     3.1 Dispute Resolution. Employee and the Company acknowledge that Employee has, or may have, previously executed a Mutual Alternate Dispute Resolution Agreement with the Company or a Company Affiliate. The provisions of such Mutual Alternate Dispute Resolution Agreement shall govern any disputes arising under this Agreement.
     3.2 Successors; Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     3.3. Entire Agreement; Modifications. This Agreement represents the entire agreement of the parties relating to the subject matter hereof. Only an instrument in writing executed by both parties may amend this Agreement. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     3.4 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     3.5 Enforcement Fees. In the event of a dispute arising under this Agreement, unless otherwise agreed by the parties in writing, each party shall pay its own costs and expenses in resolving the dispute.
     3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding its conflict of laws rules).
     3.7 409A Compliance. This Agreement, as amended, is intended to be exempt from and/or comply with the requirements (and not otherwise be subject to the interest and penalty taxes of) section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued thereunder, and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure under this Agreement to comply with section 409A of the Code, the Company shall have the discretion to accelerate any payment hereunder of “nonqualified deferred compensation” (within the meaning of section 409A of the Code), but only to the extent of the amount required to be included in income as a result of such failure.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZIX CORPORATION
By:
Richard D. Spurr, Chairman & CEO

Date:

EMPLOYEE

Date:

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